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           COGNITRONICS REPORTS FIRST QUARTER RESULTS

DANBURY, Conn., May 8, 2003   Cognitronics Corporation (AMEX:CGN) today
reported a net loss of $1.3 million, or $.23 per diluted share, for the quarter ended March 31, 2003 compared to a net loss of $.8 million, or $.15 per diluted share, a year ago.
Sales for the first quarter were $2.5 million in 2003 and $3.1 million in 2002.
The company said that the $.6 million decrease in first quarter 2003 sales from the comparable 2002 period was primarily attributable to a 56% decrease in sales by its domestic operations, offset, in part, by an increase in sales by its European distributorship operations. Domestic operations continue to be adversely impacted by the slowdown in capital expenditures throughout the telecommunications industry,
"For over two years, the telecommunications industry has experienced turbulence, partially due to the slowing economy, but primarily due to several years of overinvestment and excessive infrastructure buildout within the industry," said Brian J. Kelley, president and chief executive officer of Cognitronics. "Consequently, the telecommunication service providers, our end-user customers, continue to reduce and defer capital expenditures.
"In response to this industry-wide trend, management continues to identify and implement cost and expense reductions, including an 11% cutback in the workforce in April and May, to be in line with our reduced sales level. In this connection, future expenses will be reduced by approximately $350,000 annually beginning in the second half of this year. At the same time, committed and necessary research and development efforts are being maintained, which are critical to positioning the company as a leader in both Advanced Intelligent Network
(AIN) services and next generation switching environments.
"At Cognitronics, we believe that the telecommunications industry will
recover and return to a  growth pattern.   The drivers for this recovery
will be obsolescence, the roll-out of new revenue producing services and the wide-scale adoption of Next Generation switching technologies. To this end, we are continuing to develop new services to add value to existing networks as well as meeting the emerging needs of the evolving Next Generation networks. These services include click to dial, voice activated dialing, call screening, interactive voice response and web-based voice mail and unified messaging. Further, we have expanded our market focus to include increased distribution in Asia, Europe and Latin America. While these are expensive markets to develop, we believe that their higher growth rates will result in a sound return on investment." Cognitronics is a leading supplier of media server solutions to the telecommunications industry. The company's Cognitronics Exchange Network Media Servers (CX Series) are a cost-effective and highly scalable family of carrier class media server platforms, delivering advanced network media solutions in VoIP and ATM packet networks as well as in traditional AIN and TDM circuit switched environments. For more information, visit the company's website at www.cognitronics.com. Statements contained herein which are not historical facts are forward-looking statements. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties including, but not limited to, the continuance of reduced capital expenditures throughout the telecommunications market, variability of sales volume from quarter to quarter, product demand, market acceptance, litigation, risk of dependence on significant customers, third party suppliers and
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intellectual property rights, risks in product and technology development and other risk factors detailed in the company's Securities and Exchange Commission filings.

                     COGNITRONICS CORPORATION
                        SUMMARY OF RESULTS


                                                    Three Months
                                                   Ended March 31,
                                                  2003        2002
                                                  ----        ----

Net sales                                     $2,496,000   $3,142,000

Net loss                                     ($1,325,000)   ($813,000)


Net loss per share:
    Basic                                          ($.23)       ($.15)

    Diluted                                        ($.23)       ($.15)


Weighted average number of shares
outstanding:
    Basic                                      5,654,494    5,411,890

    Diluted                                    5,654,494    5,411,890





                        SUMMARY OF FINANCIAL POSITION

                                                    March 31,  December 31,
                                                      2003         2002
                                                      ----         ----

Cash, cash equivalents and marketable securities  $9,905,000   $11,119,000

Working capital                                  $16,613,000   $17,789,000

Total assets                                     $21,822,000   $22,812,000

Total stockholders' equity                       $16,085,000   $17,334,000